UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MAGNACHIP SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	83-0406195
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o MagnaChip Semiconductor S.A. 74, rue de Merl, B.P. 709, L-2146 Luxembourg R.C.S., Luxembourg B97483	Not Applicable
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01 per share	New York Stock Exchange†
Depositary Shares, each representing one share of Common Stock, par value $0.01	New York Stock Exchange†

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: 333-165467

Securities to be registered pursuant to Section 12(g) of the Act: None

†

As disclosed in the registration statement on Form S-1 (No. 333-165467) relating to the registrant’s initial public offering (the “Registration Statement”), all of the shares of common stock sold in such offering will be sold in the form of depositary shares. Each depositary share represents an ownership interest in one share of common stock. Approximately forty-five days after the effective date of the Registration Statement, each holder of depositary shares will be credited with a number of shares of common stock equal to the number of depositary shares held by such holder on that date, and the depositary shares will be canceled. Until such cancellation of the depositary shares, holders of depositary shares will be entitled to all proportional rights and preferences of the shares of common stock underlying such depositary shares. Accordingly, application is made for listing of the common stock of the registrant, but such shares will not trade on the New York Stock Exchage until the depositary shares are canceled.

EXPLANATORY NOTE

On March 10, 2011, MagnaChip Semiconductor LLC converted to a Delaware corporation and was renamed MagnaChip Semiconductor Corporation. This Amendment No. 1 to Form 8-A is being filed by the registrant to reflect such corporate conversion. The registrant hereby expressly adopts this Form 8-A/A as its own for all purposes of the Securities Exchange Act of 1934.

Item 1. Description of Registrant’s Securities to be Registered.

For a description of the securities to be registered hereunder, reference is made to the information set forth under the headings “Description of Capital Stock” and “Description of Depositary Shares” in the prospectus included in the registrant’s Registration Statement on Form S-1 (File No. 333-165467), originally filed with the Securities and Exchange Commission on March 15, 2010, as amended by any amendments to such Registration Statement, which description is incorporated by reference herein. In addition, any prospectus subsequently filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, is deemed to be incorporated herein by reference.

Item 2. Exhibits.

Under the “Instructions as to Exhibits” section of Form 8-A, no exhibits are required to be filed because no other securities of the registrant are registered on the New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MAGNACHIP SEMICONDUCTOR CORPORATION
Date: March 10, 2011
	By:	/s/ John McFarland
John McFarland
Senior Vice President, General Counsel and Secretary